UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2005

HOUSERAISING, INC.
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(Exact Name of Registrant as Specified in Charter)

North Carolina
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(State or Other Jurisdiction of Incorporation)

000-50701
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(Commission File Number)

56-2253025
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(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212
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(Address of Principal Executive Offices) (Zip Code)

(704) 532-2121
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(Registrant's Telephone Number, Including Area Code)
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(Former Name or Former Address, if Changed since Last Report)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 1.01 Entry into a Material Definitive Agreement

On June 23, 2005, HouseRaising, Inc. (the “Company” or “HRI”) issued a press release (the “Press Release”) announcing the appointment of Gregory J. Wessling as the Company’s Chairman and Chief Executive Officer. The Press Release also indicated that Mr. Wessling will replace Mr. Charles M. Skibo who decided to retire after serving the company in a similar capacity since the reverse merger in 2004. A copy of the Press Release is attached hereto as Exhibit 99.1.

Commensurate with this appointment, the Company entered into a Management Agreement (the “Management Agreement”) with Mr. Gregory J. Wessling (“Chief Executive Officer” or “CEO”) that contains substantially similar terms and conditions as the Management Agreement with Mr. Charles M. Skibo, which was attached as Exhibit 10.2 to the Company’s Annual Report on Form 10-KSB, filed with the Commission on March 30, 2005. A copy of Mr. Skibo’s Management Agreement is hereby incorporated by reference. The principal provisions include: the Company and Chief Executive Officer entered into a 43-month agreement commencing June 23, 2005 to engage Mr. Wessling as Chairman and Chief Executive Officer of the Company with annual extensions thereafter. Initial compensation shall be 200,000 shares for the first quarter and quarterly compensation thereafter equal to $100,000 in stock and up to $20,000 in stock for expenses. Following the closing of a financing (as defined), the CEO will be paid $400,000 per year for the first twelve months, $450,000 per year for the second twelve months, $500,000 per year for the third twelve months and $550,000 per year for subsequent twelve month periods unless the board makes increases otherwise. In addition, the Chief Executive Officer will be eligible for a bonus up to 100% of his base salary payable quarterly based on completion of Company objectives and performance criteria. The CEO is also granted an option for five million shares at a price of $0.50 per share exercisable at any time during the ensuing ten years with vesting 33.4% upon closing of the qualified financing and the balance over a two year period of time, 33.4% of the balance upon the first anniversary date of the closing of the qualified financing and 33.3% of the balance at the second anniversary date of the closing of the qualified financing. Notwithstanding the previous statement, after the initial vesting of the option grant, all the remaining options will vest upon the Company reaching a market capitalization of $75 million or more. In the event that a financing causes the CEO’s fully diluted equity ownership to drop below fifteen percent (15%) of the total outstanding shares issued (including options, warrants and convertible preferred), then the Company will increase the number of shares covered by the above option to bring the CEO’s total shares to fifteen percent (15%), not to exceed a total of six million shares.

As part of a severance package with Mr. Charles M. Skibo as Chairman and CEO, the Company entered into a Settlement Agreement (the “Settlement Agreement”) whereby Mr. Skibo was compensated prior to his resignation with a grant of options to purchase shares of common stock that are exercisable over a four year period of time beginning September 1, 2005, having a value equal to $200,000 per year (based on the price of the stock at that time). In addition, he was granted an option to purchase shares of common stock having a value of $100,000, which was exerciseable immediately. The Company also agreed to deliver Mr. Skibo an out-of-the-money warrant vesting over four years to purchase three million shares, which can be exercised over a 10-year period of time.

Item 1.02 Termination of a Material Definitive Agreement

Commensurate with the engagement of Mr. Gregory J. Wessling as Chairman and CEO and termination of Mr. Charles M. Skibo in the same capacity, the Management Agreement for Mr. Skibo, which is incorporated by reference herein, was terminated and replaced by the Settlement Agreement.

In addition, as a result of the resignation of Ms. Sherron Skibo reported in Item 5.02 below, the management agreement for Ms. Skibo previously filed as Exhibit 10.3 in the Company’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2005 is hereby cancelled without further obligation.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 23, 2005, HouseRaising Inc.’s Board of Directors elected Gregory J. Wessling as the Company’s Chairman and Chief Executive Officer. Mr. Wessling replaces Mr. Charles M. Skibo, who has decided to retire after serving the company in a similar capacity since the reverse merger in 2004. Commensurate with this change, Ms. Sherron Skibo, the wife of Mr. Charles Skibo and part-time Chief Operating Officer of the company, resigned from her position. As noted in Item 1.1 above, the company issued a press release on this matter and a copy is attached hereto as Exhibit 99.1.

Mr. Wessling is a former Senior Executive and 33 year Veteran of Lowe’s Companies, Inc. and was a member of the executive management team that transformed Lowe’s Companies, Inc. from a small regional lumber and building supply retailer into a nationwide chain of home products and improvement centers with 1,100 stores in 48 states.

The Registrant discloses that there have not been any arrangements or understandings between Mr. Wessling and any other persons, pursuant to which Mr. Wessling was selected as a director. In addition, there has not been any transaction during the last two years, to which the Registrant has been a party, in which Mr. Wessling has had a direct or indirect material interest. Finally, at present, the Registrant discloses that its Board of Directors is contemplating that Mr. Wessling will serve on the Audit Committee and the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

By /s/ Robert V. McLemore
Robert V. McLemore
President and Founder

Date: June 24, 2005

Item 9.01 Financial Statements and Exhibits

(c) Exhibits: The following exhibits are filed herewith:

Exhibit
Number   Description of Exhibit

99.1   Press Release (“HouseRaising, Inc. Appoints Gregory Wessling Chairman and
Chief Executive Officer”) dated June 23, 2005.